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                                                                    EXHIBIT 14.1


                         INTER-ATLANTIC FINANCIAL, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

OVERVIEW

This Code of Business Conduct and Ethics sets forth the guiding principles by which we operate our company and conduct our daily business with our stockholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of INTER-ATLANTIC FINANCIAL, INC. and its subsidiaries (referred to in this Code as the "COMPANY").

PRINCIPLES

COMPLYING WITH LAWS, REGULATIONS, POLICIES AND PROCEDURES

All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.

Directors, officers and employees are directed to specific policies and procedures available to persons they supervise.

CONFLICTS OF INTEREST

All directors, officers and employees of the Company should be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company. Company employees are encouraged to utilize the Company's products and services, but this should generally be done on an arm's length basis and in compliance with applicable law.

Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with higher levels of management, the board of directors or company counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

CORPORATE OPPORTUNITY

Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) subject to pre-existing fiduciary obligations, competing with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is specifically authorized by the board of directors or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be material to investors or of use to competitors of the Company or harmful to the Company or its customers or employees if disclosed.


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FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with the Company's customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

PROTECTION AND PROPER USE OF THE COMPANY ASSETS

All directors, officers and employees should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

PUBLIC COMPANY REPORTING

As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission (SEC) be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company's public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company's public disclosure requirements.

FINANCIAL STATEMENTS AND OTHER RECORDS

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must both conform to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the board of directors.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact either their supervisor or superiors. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the Chief Executive Officer or the President of the Company. Such communications will be kept confidential to the extent feasible. If the employee is still not satisfied with the response, the employee may contact the chairman of the board of directors or any of the Company's outside directors.

ACCOUNTING COMPLAINTS

The Company's policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Company's audit committee. Subject to its legal duties, the audit committee and the board of directors will treat such submissions confidentially. Such submissions may be directed to the attention of the Company's audit committee, or any director who is a member of the Company's audit committee.



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NON-RETALIATION

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct.

AMENDMENT, MODIFICATION AND WAIVER

This code may be amended or modified by the board of directors of the Company. Only the board of directors or a committee of the board of directors with specific delegated authority may grant waivers of this Code of Ethics. Waivers will be disclosed to stockholders as required by the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the American Stock Exchange.

VIOLATIONS

Violation of this Code of Ethics is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

POLICY AGAINST DISCRIMINATION

The Company prohibits discrimination against any employee or prospective employee on the basis of sex, race, color, age, religion, sexual preference, marital status, national origin, disability, ancestry, political opinion, or any other basis prohibited by the laws that govern its operations.

POLICY AGAINST HARASSMENT

The Company prohibits unlawful harassment. Employees are expected to treat one another with respect. "Harassment" includes any conduct likely to cause offense or humiliation to any person or that might, on reasonable grounds, be perceived by a reasonable person to place a condition on employment or on any opportunity for training or promotion.

SECURITIES TRADING

Company policy prohibits employees and their family members from trading securities while in possession of material, non-public information relating to the Company or any other company, including a customer or supplier that has a significant relationship with the Company.

Information is "material" when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. In short, any information that could reasonably affect the price of securities is material,

Information is considered to be "public" only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information.

Material, non-public information should only be disclosed to key personnel and outside advisers whose work for the Company requires that they have such information. All persons given access to such information should be advised of their insider status and, if necessary, be required to sign a confidentiality agreement or told not to disclose the information further except as absolutely necessary for corporate purposes. Such information must not be passed on to others, including family members, others living in the same household, friends, acquaintances, the media, or analysts.

In order to protect the Company and its employees from liability that could result from a violation of legal requirements, the Company requires employees to engage in purchases or sales of the Company's securities only during "Window Periods". Window Periods begin at the opening of trading on the third full trading day following the public release (including the related call with analysts) of quarterly or annual financial results and end on the


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fifteenth day of the third calendar mouth of that calendar quarter. In cases of financial or other hardship, trading outside a Window Period may be permitted on a case-by-case basis with the prior approval of the Chief Executive Officer. No person may buy or sell the Company's securities, even during Window Periods, if such person is in possession of material, non-public information.

At any time, the Chief Executive Officer has authority to designate a "blackout period" over all trading in the Company's securities (even during a Window Period). A blackout period compels all trading in the securities affected to cease immediately for the period designated by the Chief Executive Officer. A blackout period may be exercised over securities of companies with which the Company does or may do business or in which the Company invests or may invest. No one may disclose to any outside third party that a blackout period has been designated.

With the prior specific written approval of the Chief Executive Officer as to the particular plan or arrangement, officers and directors of the Company may establish appropriate plans or arrangements that meet the "safe-harbor" provisions of Rule 10b5-1. That safe-harbor provides that a purchase or sale under such a pre-approved plan or arrangement is not on the basis of "material non-public information" if certain conditions specified in that Rule are satisfied. (However, the termination or establishment of any such plan or arrangement is subject to the requirements of the policy on preclearance, window periods and blackout periods).

With respect to executive officers and directors of the Company, the SEC requires such persons to file a Form 4 with the SEC within two business days of virtually any change in ownership in the Company's shares. If those persons fail to file timely Form 4's, the Company will be required to describe the untimely report in its next proxy statement, and there may be other penalties involved.

Except in the limited circumstances in this paragraph, the two day filing requirement applies to all transfers of shares or options to acquire shares, not only sales and purchase transactions but also other transactions which previously qualified for annual reporting such as deferred compensation taken in share units and grants, awards, cancellations and re-pricings of restricted stock and options under the Company's stock and option plans. Annual reporting applies in very limited circumstances, such as gifts and transactions in tax qualified plans. To help prevent inadvertent violations as a result of these reporting requirements, the Company has adopted procedures for transactions in shares that are required to be complied with by executive officers and directors of the Company.

Failure to comply with the Company's securities trading policy may subject employees or employees' family members to criminal or civil penalties, as well as to disciplinary action by the Company up to and including termination for cause. Responsibility for complying with applicable laws as well as the Company's policy rests with employees individually.

POLITICAL CONTRIBUTIONS

Certain jurisdictions have enacted laws prohibiting contributions (directly or indirectly) by corporations to political parties or candidates. For example, U.S. federal law prohibits such contributions in connection with federal elections, primaries or conventions. Numerous states prohibit political contributions by corporations. U.S. federal law also prohibits political contributions by persons who are not U.S. citizens or a national of the U.S. and who is not a permanent resident alien. Laws of various jurisdictions, including the U.S., impose various other limitations and restrictions on political contributions. Where corporate political contributions are legal, such contributions shall be made only from funds allocated for such a purpose and must be authorized or verified by the Board of Directors of the contributing entity.

Employees may make political contributions to elected officials at the State, County and local levels only if (i) the employee is entitled to vote for such official and (ii) the contributions, in total, are not in excess of $250 by an employee to each official of such issuer, per election. Political contributions to federal elected officials are not subject to this restriction but are subject to the limitations imposed by federal election laws.

In addition, the Company will not purchase tickets or pay fees for employees to attend an event where any portion of the funds will be used for election campaigns. Using company time or assets (phone, fax, computer) to support an employee's run for public office or campaigning for a candidate is



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the equivalent of such a contribution, and is therefore not permitted. However, reasonable time off without pay, or the use of vacation time to support these activities is permitted.

Any exceptions to the above stated policies must be approved by the Chief Executive Officer.

BRIBERY

Employees who come in contact in the course of their employment with government officials, political parties, party officials, candidates for political office and officials of public international organizations - whether U.S. or foreign - must maintain the highest professional standards. No items of value may be offered to any of the foregoing persons or related parties in an attempt to obtain a particular result for the Company.

No commercial bribes or other similar payments and benefits, directly or indirectly, shall be paid to employees of suppliers or customers. Commercial bribery includes any payment, direct or indirect, to any director, officer, employee or representative of a customer or supplier of the Company made for the purpose of influencing or affecting such person's business judgment or action.

MONEY LAUNDERING

The Company may be required by anti-money laundering legislation to implement effective anti-money laundering strategies. Any employee who knowingly permits illegal conduct or ignores suspicious activity that may indicate money laundering, will be subject to discipline, and can also be subject, along with the Company, to criminal and civil penalties. Money laundering issues are complex and employees should not attempt to handle them on their own, employees who have any questions or who become aware of any questionable business activities or circumstances that could suggest money laundering should promptly consult the Company's Chief Executive Officer.

The Company's money laundering training program will include training of new employees, employees whose duties could expose them to attempted money laundering (such as employees responsible for the opening of new accounts), and the superiors of such employees.